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                                                                     EXHIBIT 8.2



                      [LETTERHEAD OF SULLIVAN & CROMWELL]



                                    May 4, 2000



First Community Bancorp,
   6110 El Tordo,
      Rancho Santa Fe, California 92067

Ladies and Gentlemen:

          We have acted as counsel to First Community Bancorp, a California corporation ("Parent"), in connection with the planned reorganization pursuant to which Rancho Sante Fe National Bank, a national bank ("the Company"), will merge with and into Rancho Santa Fe Interim Bank, National Association, an interim national bank ("Subsidiary"), pursuant to the Agreement and Plan of Reorganization dated as of February 11, 2000 by and among Parent, Rancho Santa Fe and the Subsidiary (the "Reorganization Agreement"). All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Reorganization Agreement.

          For purposes of this opinion, we have reviewed the Reorganization Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent that:(i) the Reorganization will be completed in the manner set forth in the Reorganization Agreement and in the Registration Statement on Form S-4 of Parent, including the Proxy Statement of the Company and the Prospectus of Parent contained therein, and (ii)the factual representations contained in the letter of representations from Parent and the Company to us dated May 4, 2000, will be true and complete at the Effective Time.

          Based upon and subject to the forgoing, and our consideration of such other matters of fact and law as we
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have considered necessary or appropriate, it is our opinion, under presently applicable United States Federal income tax law that:

     (1) the Reorganization will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     (2) each of Parent, Company and Subsidiary will be parties to that reorganization within the meaning of Section 368(b) of the Code;

     (3) no gain or loss will be recognized by the Subsidiary, the Parent or the Company on the receipt of the assets of the Company in the reorganization by the Subsidiary;

     (4) the shareholders of the Company will not recognize any gain or loss on the surrender of their Company common stock solely in exchange for Parent common stock pursuant to the reorganization;

     (5) the aggregate tax basis of the shares of Parent common stock received by the Company shareholders in the reorganization will be the same as the aggregate tax basis of their shares of Company common stock surrendered in the reorganization; and

     (6) the holding period of the Parent common stock the Company shareholders receive in the reorganization will include the holding period of the shares of Company common stock surrendered in the reorganization so long as their Company stock is held as a capital asset.

         We express no opinion as to the effect of the reorganization on any shareholder that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.

         The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, Company shareholders who received their common stock upon the exercise of employee
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stock options or otherwise as compensation, that hold their common stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "THE MERGER
- Material Federal Income Tax Consequences" in the Proxy/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                    Very truly yours,

                                    /s/ Sullivan & Cromwell